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                                  Exhibit 99(b)

Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, DE 19894-0001
Release on Receipt                          (302) 594-5000

98-23-B                    News Release


HERCULES COMPLETES FIBERVISIONS ACQUISITION

WILMINGTON, Del., July 16, 1998...Hercules Incorporated (NYSE: HPC) today announced that it has completed the acquisition of the 49% share of FiberVisions owned by its joint-venture partner Jacob Holm & Sons A/S (Denmark).

FiberVisions will now operate as a wholly owned subsidiary of Hercules. Management expects the transaction to be accretive to earnings this year. The inclusion of FiberVisions revenues in Hercules' consolidated results is expected to add approximately $110 million in the remainder of 1998 and $280 million in 1999.

According to R. Keith Elliott, Hercules chairman and chief executive officer:
"In FiberVisions we have the best of the former Hercules Fiber business and Jacob Holm's Danaklon Group. We are now seeing the benefits of FiberVision's strategy to reposition staple fiber as the product of choice in global hygienics markets.

 "As a Hercules company, FiberVisions will continue to build on its success and strengthen its relationships with customers and suppliers through technological innovation, cost improvement, and responsiveness to market trends," he said.

FiberVisions is the world's largest producer of thermal-bond polypropylene staple fiber, serving major markets for disposable diapers and other hygienic products; it also produces textile fibers for automotive, decorative and industrial applications. FiberVisions has headquarters in Wilmington, Delaware, and manufacturing facilities in Athens and Covington, Georgia; Suzhou, China; and Varde, Denmark.

Hercules manufactures chemical specialty products for a variety of markets worldwide. Its businesses include Aqualon water-soluble polymers, Paper Technology, Resins and Food Gums. With shareholder value as its guiding focus, the corporation concentrates on value-added, high-performance products where it has a market or technology advantage. For more information, visit the Hercules website at www.herc.com.

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This news release contains forward-looking statements and notice is included here to provide safe harbor under the Private Securities Litigation Reform Act of 1995.

Media Contact: Claire LaMar Carey (302) 594-6030, ccarey@herc.com Investor Contact: Bob Gallant (302) 594-5254, rgallant@herc.com